UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): September 20, 2007

ARIBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported on September 20, 2007, Ariba, Inc. (“Ariba”), Axe Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Ariba (“Merger Sub”), Procuri, Inc., a Delaware corporation (“Procuri”), and Insight Venture Partners, LLC, as Stockholders’ Representative, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”).

The Merger Agreement provides that the stock issued by Ariba in the merger will either not be registered under the Securities Act of 1933, as amended (the “Act”), if an exemption is available, or alternatively registered under the Act. On October 5, 2007, Ariba filed a permit application for a public fairness hearing before the Commissioner of the California Department of Corporations in order to rely on an exemption provided by Section 3(a)(10) of the Act, which provides for an exemption from registration where the terms and conditions of the issuance or exchange of securities are approved, after a hearing upon the fairness of such terms and conditions by a state commission authorized by law to grant such approval. If Ariba’s permit application is not approved, then Ariba plans to register the shares under the Act.

Pursuant to the Merger Agreement, Ariba will issue approximately $46.3 million of its common stock to the stockholders of Procuri. The number of shares issued will be based on the average closing price per share of Ariba’s common stock on The Nasdaq Global Market for the twenty trading day period up to and including the trading day that is three trading days immediately preceding the closing date of the merger.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which will be filed with Ariba’s Form 10-K for the fiscal year ended September 30, 2007.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K/A is hereby incorporated by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

DATE: October 5, 2007	By:	/s/ James W. Frankola
James W. Frankola
Executive Vice President and Chief Financial Officer